Exhibit 10.2

SEPARATION AGREEMENT & RELEASE

This is an Agreement between The Home Depot, Inc. (the “Company”) and Robert P. DeRodes (the “Executive”).

WHEREAS, Company and Executive intend the terms and conditions of this Agreement to govern all issues related to Executive’s employment and termination from Company and its subsidiaries and, except as otherwise expressly provided herein, is intended to supersede and replace the provisions set forth in any of his employment letters, including but not limited to the letter agreement dated February 5, 2002; and

WHEREAS, Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and

WHEREAS, Company advises Executive to consult with a lawyer before signing this Agreement; and

WHEREAS, Executive acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and

WHEREAS, Executive represents that he has not filed any charges, claims or lawsuits against Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; and

WHEREAS, Executive understands that Company regards the representations by him as material and that Company is relying on these representations in entering into this Agreement,

NOW, THEREFORE, Company and Executive agree as follows:

1.                                       Employment Status and Termination Date.  Executive will continue his employment with Company through January 2, 2009.  Executive will maintain his current salary and benefits during this time. Executive warrants that in performing his duties he shall use his best efforts in a diligent manner and shall dedicate such time as necessary to perform them on a timely basis. Executive’s last day of employment (“Termination Date”) shall be January 2, 2009, or Company’s earlier termination of Executive’s employment, at Company’s sole discretion. If Company determines that the Termination Date will precede January 2, 2009, Executive shall receive payment at his current salary rate for the period of time between the Termination Date and January 2, 2009, subject to applicable tax withholding. Payments are due on the first day of each month following the Termination Date. Payment of all such monthly payments shall be completed no later than January 31, 2009. Each such monthly payment shall constitute a separate payment for purpose of Section 409A of the Internal Revenue Code (the “Code”). Executive shall not accrue any vacation days or credit subsequent to the Termination Date.

2.                                       Separation Payments.  Executive shall receive twelve (12) monthly separation payments of $62,666.67 each, payable on the first business day of each month following January 2, 2009. All payments are subject to applicable tax withholding. Each monthly payment shall constitute a separate payment for purposes of Code Section 409A. It is intended that the exemption provided by Treas. Reg. §1.409A-1(b)(9)(iii)(A)(2) shall apply to that portion of the monthly payments not in excess of two times the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17).

3.                                       Bonuses.

(a)           Fiscal 2008 MIP. Executive will participate in the Management Incentive Plan (“MIP”) for Fiscal 2008, and will receive a prorated payment of 91.67% of his MIP payout if pre-established performance goals are achieved, as determined by Company in its sole discretion. Any bonus payment earned will be payable at the same time other officers receive their bonuses for such year, but in no event later than April 15, 2009, subject to applicable tax withholding.

(b)           Fiscal 2009 MIP.  Executive will not be eligible to participate in the MIP for Fiscal Year 2009 or beyond. Notwithstanding the foregoing, Executive will receive a guaranteed single sum payment of $752,000, less applicable tax withholding, representing his target MIP bonus for Fiscal 2009, payable to Executive at the same time other officers receive their Fiscal 2009 bonuses for such year but in no event later than April 30, 2010.  This Section 3(b) is carried forward from Executive’s February 5, 2002 employment letter with the Company and it is intended to be an unmodified grandfathered contract benefit under Rev. Rul. 2008-13.

(c)           LTIP.  Executive will not be eligible to participate in any Long Term Incentive Program (“LTIP”) after the date of this Agreement and forfeits all rights to payment under any outstanding LTIP cycle.

(d)           Other Bonuses.  Executive will not be eligible for bonus payments of any kind, except as provided in this Section 3.

4.                                       Benefits.  Executive’s benefits (including the Supplemental Executive Choice Program and executive life insurance and leased car programs) shall end on the Termination Date, pursuant to the terms of such plans and applicable law.  Executive shall receive a monthly payment (subject to applicable tax withholding), due on the first day of each month following the Termination Date, in an amount necessary to continue his healthcare coverage through COBRA, less the employee share of the premium for said coverage, through the earlier of: (a) twelve (12) months from the Termination Date, or (b) Executive’s acceptance of other employment with comparable healthcare eligibility. Company will authorize Executive’s eligibility for retiree healthcare coverage through UnitedHealthcare (or current insurance provider at such time) after expiration of his COBRA coverage and before he attains age sixty (60), provided, however, that Executive’s coverage under such plan is contingent upon the consent and agreement of UnitedHealthcare (or current insurance provider at such time) to provide said coverage to Executive. Executive shall not be entitled to any other benefits except as expressly provided for in this Agreement.

5.                                       Stock Options/Restricted Stock.

(a)          All of Executive’s options to purchase Company’s common stock (“Options”) that vest before the Termination Date will be cancelled and forfeited unless exercised by April 2, 2010. Executive’s 40,461 outstanding, unvested Options that are originally scheduled to vest after January 2, 2009 but before January 3, 2010 (comprised of 12,500 Options granted on March 17, 2004 that were originally scheduled to vest on March 17, 2009; 15,000 Options granted on March 23, 2005 that were originally scheduled on March 23, 2009; and 12,961 Options that were granted on March 21, 2007 that were originally scheduled to vest on March 21, 2009) are hereby amended to vest on the Termination Date.  These 40,461 Options may not be exercised until the following dates: 20,230 Options may be exercised as of the Termination Date; 5,231 Options may be exercised as of March 21, 2009; and 15,000 Options may be exercised as of March 23, 2009. Any portion of the 40,461 Options not exercised by April 2, 2010 will be cancelled and forfeited.  All 40,461 Options are subject to forfeiture for any earlier breach as provided in Paragraph 10. All other unvested Options shall be forfeited on the Termination Date.

(b)         The restrictions on Executive’s 176,896 outstanding shares of restricted shares of Company’s common stock (“Restricted Shares”), originally scheduled to lapse after January 2, 2009 (comprised of 10,000 Restricted Shares granted on August 21, 2003 and originally scheduled to vest on August 21, 2009; 22,000 Restricted Shares granted on March 17, 2004 and originally scheduled to vest on March 17, 2009; 22,000 Restricted Shares granted on March 23, 2005 and originally scheduled to vest on March 23, 2010; 49,000 Restricted Shares granted on March 20, 2006 and originally scheduled to vest on March 20, 2011; 12,500 Restricted Shares granted on March 20, 2006 and originally scheduled to vest on March 20, 2009; 8,131 Restricted Shares granted on March 20, 2006 and originally scheduled to vest on March 20, 2009; 28,265 Restricted Shares granted on March 21, 2007 and originally scheduled to vest on March 21, 2012; and 25,000 Restricted Shares granted on March 20, 2006 and originally scheduled to vest on September 5, 2010), are hereby amended to lapse instead on the Termination Date. All other shares of Executive’s Restricted Shares shall be forfeited on the Termination Date.  The 176,896 Restricted Shares may not be transferred until the following dates: 88,448 Restricted Shares may be transferred as of the Termination Date; and the remaining 88,448 Restricted Shares may be transferred as of January 3, 2011. Executive and Company agree that Company shall not be required to issue any share to Executive before the date the share may be transferred, as set forth in this Paragraph 5(b), except to accommodate the sales of shares for tax purposes as set forth in Paragraph 5(c), below. All 176,896 Restricted Shares are subject to forfeiture for any earlier breach as provided in Paragraph 10.  If Company determines that the Termination Date will precede January 2, 2009, the restrictions on Executive’s 27,500 outstanding shares of restricted shares of Company’s common stock (“Restricted Shares”), comprised of 12,500 Restricted Shares granted on August 18, 2005 and originally scheduled to vest on August 18, 2008; and 15,000 Restricted Shares granted on August 26, 2002 and originally scheduled to vest on August 26, 2008, are hereby amended to lapse instead on the Termination Date.  The 27,500 Restricted Shares may not be transferred until the following dates: 12,500 Restricted Shares may be transferred as of August 18, 2008; and 15,000 Restricted Shares may be transferred as of August 26, 2008.

(c)          Executive and Company acknowledge that the shares referenced in Paragraph 5(b) shall constitute taxable income to Executive at the time of vesting on the Termination Date; and that the vested stock options referenced in Paragraph 5(a) shall be taxable to Executive when such options are exercised. Accordingly, Executive acknowledges his obligations to pay all related applicable federal, state and local income and employment taxes, and that Company is required to withhold applicable taxes with respect to these shares and vested options. Accordingly, Executive hereby authorizes Company to withhold and surrender to Company a sufficient number of shares necessary to satisfy said withholding obligations.

(d)         Executive shall not be eligible to receive any other equity-based awards.

(e)          Executive is solely responsible for ensuring that his equity awards are properly credited, exercised and handled as provided by the terms of the awards as modified by this Agreement.  Executive acknowledges that he may not rely on the Merrill Lynch website in determining the exercise or expiration dates of his equity awards. Executive should direct any inquiries to the Atlanta Branch of Merrill Lynch at 404-264-7274; however, Company is not responsible for any incorrect information Executive might receive from Merrill Lynch.

6.                                       Release of Claims. Executive and his heirs, assigns, and agents release, waive and discharge Company, its past and present parents, subsidiaries, affiliates and related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)          The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other employee or fringe benefit, workers’ compensation or disability.

(b)         Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Company he is releasing, and that he understands that he is not presently releasing any future rights or claims that might arise after the Effective Date.

(c)          Executive further agrees never to sue Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents or cause Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents to be sued regarding any matter within the scope of the above release. If Executive violates this Paragraph 6, Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

(d)         Nothing herein is intended to or shall in any manner release, diminish or impair Executive’s rights under this Agreement, and rights, if any, that Executive may have to: (i) indemnification or advancement of expenses under Company’s certificate of incorporation or bylaws, or Delaware law, and (ii) coverage under directors’ and officers’ liability insurance maintained by Company or its affiliates.

7.                                       Additional Release of Claims.  Notwithstanding any other provision of this Agreement, Executive shall not be entitled to any payment or benefit pursuant to Paragraphs 3, 4 or 5 unless Executive has delivered to Company a second release of claims, in the form shown on Exhibit A, that is signed by Executive at least twenty-one (21) days after the Termination Date and is not revoked by Executive, as permitted by the express terms in Exhibit A.

8.                                       Confidential Information and Trade Secrets.

(a)          Executive acknowledges that through his employment with Company he has acquired and had access to Confidential Information of Company, its parents, subsidiaries, affiliates or related entities.  Executive further acknowledges that he has not published, disclosed or used any of this Confidential Information except in accordance with his duties for Company.  Executive agrees that, for a period of three years after the Effective Date, he will hold in confidence all Confidential Information of Company, its parents, subsidiaries, affiliates or related entities and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after written notice to Company’s Executive Vice President, Human Resources.

Executive further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other property of Company, its parents, subsidiaries, affiliates or related entities, to Company on or before the Effective Date.  If Executive has any question regarding what data or information would be considered by Company to be Confidential Information, Executive agrees to contact the Executive Vice President, Human Resources for written clarification.  “Confidential Information” shall include any data or information, other than trade secrets, that is valuable to Company, its parents, subsidiaries, affiliates or related entities and not generally known to competitors or outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in Executive’s memory, or has been compiled or created by Executive.  This includes, but is not limited to: information technology, computer systems, marketing, advertising, technical, financial, personnel, staffing, payroll, merchandising, strategic planning, product, vendor, supplier, customer or store planning data, construction, trade secrets, or other information similar to the foregoing.

(b)         Executive also acknowledges that through his employment with Company he has acquired and had access to Company’s Trade Secrets, its parents, subsidiaries, affiliates or related entities.  Executive further acknowledges that Company, its parents, subsidiaries, affiliates or related entities have made reasonable efforts under the circumstances to maintain the secrecy of their Trade Secrets.  Executive agrees to hold in confidence all Trade Secrets of Company, its parents, subsidiaries, affiliates or related entities that came into his knowledge during employment by Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret.  “Trade Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, technology plans or strategy, company software or programs, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)          Executive further acknowledges that his breach of any of the covenants in this Paragraph 8 would result in immediate and irreparable harm to Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated at law.  Accordingly, Executive agrees that Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by Executive.

9.                                       Non-Competition and Non-Solicitation.

(a)          Executive acknowledges that during his employment he provided services to Company, its parents, subsidiaries, affiliates, and related entities in all locations that these entities conduct business.  These services necessarily required Company to disclose the Confidential Information and Trade Secrets of these entities to Executive.  Executive further acknowledges that his position allowed him to develop a personal relationship with certain customers, suppliers and vendors of Company, its parents, subsidiaries, affiliates, and related entities, and to acquire knowledge of the affairs and requirements of these customers, suppliers and vendors. The customers, suppliers and vendors with whom Executive has had business dealings with on behalf of these entities are located throughout the world.   As a result, Executive agrees that he will not, before January 3, 2011, enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide information technology or executive services in the same or similar manner as he did for Company to any company or entity engaged in any way in a business that competes directly or indirectly with Company, its parents, subsidiaries, affiliates or related entities, in the United States, Mexico, China, Canada, Puerto Rico, Virgin Islands, Guam, other country or territory where Company does business before January 3, 2011, without the prior written consent of Company’s Executive Vice President, Human Resources. Businesses that compete with Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); Wal-Mart; RONA Inc.; B&Q; Ace Hardware; True Value Company; Reno Depot; OBI; Kent; Home Hardware; Orient Home; Home First; Leroy Merlin; La Maison; Home Mart; No. 9; and Menard, Inc.

(b)   For the period through January 3, 2011, to the extent Executive has an employment, contractual, directorship, or affiliate (as defined by SEC Rules) relationship with another company, Executive shall give advance written notice to Company in the event Executive becomes aware that such other company intends to enter into bid or other business negotiations with Company; provided that this advance-notice obligation shall not apply to the extent it would be inconsistent with Executive’s fiduciary duties to such other company or its shareholders, in which case Executive shall give written notice to Company within one (1) business day of submission of any such bid or entering into business negotiations with Company. In addition, for the period through January 3, 2011, Executive shall not, whether through an employment, contractual, directorship, affiliate, or other relationship: (i) participate in communications, negotiations or bids between any other company and Company and will refrain from any oversight or advisory services with respect thereto;  or (ii) interfere with, solicit on behalf of such other company or attempt to entice away from Company (or any affiliate or subsidiary of Company) (x) any project, financing or customer that, to the knowledge of Executive or upon notice to Executive from Company, Company (or any affiliate or subsidiary of Company) has under contract (including unfulfilled purchase orders), or any letter of supply or other supplier contract or arrangement that, to the knowledge of Executive or upon notice to Executive from Company, has been entered into by Company (or any affiliate or subsidiary of Company), and all extensions, renewals and re-solicitations of such contracts or arrangements, (y) any contract, agreement or arrangement that, to the knowledge of Executive or upon notice to Executive from Company, Company (or any affiliate or subsidiary of Company) is actively negotiating with any other party, or (z) any prospective business opportunity that, to the knowledge of Executive or upon notice to Executive from Company, Company (or any affiliate or subsidiary of Company) has identified.

(c)          In the event Executive wishes to enter into any relationship or employment before January 3, 2011 which would violate  the above non-compete provision, Executive agrees to request written permission from Company’s Executive Vice President, Human Resources before entering any such relationship or employment. Company may approve or not approve of the relationship or employment at its absolute discretion.

(d)         Executive agrees that before January 3, 2012, he will not directly or indirectly, on behalf of himself or any other entity or person, solicit or encourage any person who is an employee of Company, its parents, subsidiaries, affiliates or related entities to terminate his or her relationship with Company, its parents, subsidiaries, affiliates or related entities, or to refer any such employee to anyone, without prior written approval from Company’s Executive Vice President, Human Resources.

(e)          Executive acknowledges that the covenants in this Paragraph 9:  (i) are necessary for the protection of the legitimate business interests of Company, its parents, subsidiaries, affiliates, and related entities; (ii) are reasonable in terms of time, geographic scope, and activities restricted; (iii) are designed to prevent unfair competition and not to stifle the inherent skill and experience of Executive; (iv) will not interfere with Executive’s ability to earn a livelihood; and (v) do not confer a benefit upon Company disproportionate to the detriment to Executive.  Executive acknowledges that if he were to breach any of the covenants in this Paragraph 9, such breach would result in immediate and irreparable harm to Company that cannot be adequately or reasonably compensated at law.  Accordingly, Executive agrees that Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to a seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by Executive.

10.                                 Breach by Executive.  Company’s obligations to Executive under this Agreement are contingent on Executive’s performance of his obligations under this Agreement. Any breach by Executive of this Agreement will result in the immediate cancellation of all Executive’s outstanding stock options and restricted stock, as well as entitle Company to all its other remedies allowed in law or equity, including but not limited to the return of any payments that it made to Executive under this Agreement and the return to Company of any proceeds Executive received from stock options exercised or restricted stock sold after April 1, 2008, to the extent permitted under federal, state and local law.

11.                                 Board Service.  Company will waive application of its internal policy, and, subject to Executive’s compliance with the requirements of Paragraph 9, it shall not be considered a breach of this Agreement, if Executive serves on more than one external board of directors for other companies (“Other Company”) before the Termination Date, provided that such Other Company board service does not unreasonably interfere with Executive’s duties and obligations to Company pursuant to this Agreement, as determined by Company in its sole discretion, and Executive complies with the following requirements:

(a)          At any time before the Termination Date and for a period of two (2) years following the Termination Date, Executive shall not participate in any board meetings, discussions, or other communications regarding Company.

(b)         Executive shall comply with all requirements as set forth in Paragraph 9 above.  No language in this Paragraph 11 shall be read to limit the rights of the Company or the obligations of the Executive to the Company as set forth in Paragraph 9 above.

12.                                 Termination for “Cause” or Voluntary Resignation.  Executive will not receive any of the payments or benefits specified in this Agreement if he is terminated for “cause” or voluntarily resigns from employment before January 2, 2009.  “Cause” for termination shall mean: (a) harassment of or discrimination against associates, customers, or vendors; (b) unethical conduct (including, but not limited to, accepting bribes, disclosure of Confidential Information, etc.); (c) falsification of Company records or documents; (d) violation of Company’s Conflict of Interest policy; (e) theft; (f) violation of Company’s Mutual Attraction policy; (g) violation of Company’s Substance Abuse policy; or (h) violation of Company’s Securities Law Policy.  Executive will not be considered to have voluntarily resigned from employment if, before January 2, 2009, Executive resigns because: (i) he is assigned a role outside the Atlanta metropolitan area, or (ii) his base salary is decreased; or (iii) he is assigned to a position other than Executive Vice President, or to a position that does not report to either the Chief Executive Officer or to a Chief Information Officer other than Executive (“Resignation Events”), provided that Executive provides written notice to Company within 90 days of being notified of a Resignation Event of his intent to resign, whereupon Company shall have 30 days thereafter remedy the condition.

13.                                 Executive Availability.  Executive agrees to make himself reasonably available to Company to respond to requests by Company for information pertaining to or relating to Company and its affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of Executive. Executive agrees to cooperate fully with Company in connection with any and all existing or future litigation, charges, or investigations brought by or against Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent Company deems Executive’s cooperation necessary.  In conjunction with Executive’s commitments under this Paragraph 13, Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.  The amount of expenses reimbursable by Company under this Section 13 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within sixty (60) days after Executive’s written request for reimbursement accompanied with such evidence of expenses incurred as Company may reasonably require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  This Section 13 shall expire on Executive’s death and shall not be subject to liquidation or exchange for another benefit.

14.                                 Non-Disparagement. Except as may be required by law or subpoena, Executive agrees that he will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm the business or reputation of Company, its parents, subsidiaries, affiliates, or related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents to anyone, including but not limited to the media, internet blogs, public interest groups and publishing companies. Disparagement shall not include disparaging, criticizing or derogatory statements made in Executive’s name as a result of bona fide identify theft, provided that Executive cooperates with Company and takes steps reasonably requested by Company to immediately correct and address such statements and prevent their future occurrence.

15.                                 Insider Trading.  Executive acknowledges that for a period of six (6) months after the Termination Date, he will remain subject to the restrictions of Company’s Securities Laws Policy applicable to Directors, Officers, and Designated Associates, which permits trading only during designated window periods.  After expiration of said six-month period, the Securities Law Policy will no longer apply to Executive. However, Executive acknowledges that through his employment with Company he may have learned material, non-public information regarding Company.  The federal securities laws prohibit trading by persons while aware of material, non-public information.  Executive should seek advice of his legal counsel before conducting any transactions in Company’s stock if Executive thinks he may possess such information.

16.                                 Future Employment. Executive hereby understands and agrees that he will not be re-employed by Company in the future and that Executive will never knowingly apply to Company, its subsidiaries, affiliates, parents or divisions for any job or position in the future.

17.                                 Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

18.                                 Right to Revoke this Agreement. Executive may revoke this Agreement in writing within seven (7) days of signing it by sending written notice of revocation to Company’s Executive Vice President,

Human Resources.  The Agreement will not take effect until the Effective Date. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

19.                                 Effective Date. The “Effective Date” shall be the day after the end of the revocation period described in Paragraph 18.

20.                                 Non-Assignment.  Executive represents and warrants that as of the date of this Agreement he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim.  Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

21.                                 Code Section 409A.  Company makes no representation or warranty to Executive or other person regarding compliance with, or exemption from, Section 409A of the Internal Revenue Code with respect to any payment or benefit provided by this Agreement.  Executive agrees that he shall bear sole and exclusive responsibility for any and all federal, state, local or other tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefor.  Executive should consult with his own tax advisor in connection with this Agreement and its tax consequences.

22.                                 Entire Agreement. This Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by Company’s Executive Vice President, Human Resources.

23.                                 Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.  Executive and Company hereby irrevocably submit any dispute arising out of or relating to this Agreement to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware.  Executive and Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process from the courts of Delaware.

24.                                 Notices.  All notices and other communications hereunder shall be in writing and may be given by any of the following methods:  hand delivery, overnight courier, facsimile, email, or certified U.S. mail, return receipt requested and postage prepaid, addressed as follows:

If to the Executive:	Robert P. DeRodes

If to the Company:	The Home Depot, Inc.
2455 Paces Ferry Road
Atlanta, Georgia 30339
Attn: Executive Vice President, Human Resources

With copy to:
Jack A. VanWoerkom
Executive Vice President-General Counsel
and Corporate Secretary
2455 Paces Ferry Road
Atlanta, Georgia 30339

or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when dispatched by any of the above methods, as reflected by the applicable post-mark or other indicator (fax delivery confirmation for facsimile and “delivered receipt” for email), as to the date and time of dispatch.

                Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

THE HOME DEPOT, INC.		EXECUTIVE

By:	/s/ Timothy M. Crow	By:	/s/ Robert P. DeRodes
	Timothy M. Crow		Robert P. DeRodes
	EVP — Human Resources		EVP — Chief Information Officer

Date Signed: May 27, 2008		Date Signed: May 27, 2008

Exhibit A

RELEASE OF CLAIMS

This Release of Claims is executed by Robert P. DeRodes (the “Executive”) in consideration for certain promises by The Home Depot, Inc. (the “Company”) contained in the                                     , 2008 Agreement and Release between Executive and Company.

WHEREAS, Executive executed a Agreement & Release (“Agreement”) on                                      releasing Company from each and every claim, action or right of any sort, known or unknown, that Executive may have against Company arising on or before the Effective Date of the Agreement; and,

WHEREAS, Company and Executive agree that Executive will execute this separate Release of Claims for each and every claim, action or right of any sort, known or unknown, that Executive may have against Company arising after the Effective Date of the Agreement but before the Termination Date as defined in Paragraph 1 of the Agreement; and,

WHEREAS, the consideration for this Release of Claims is set forth in Paragraph 7 of the Agreement; and

WHEREAS, Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Release of Claims; and

WHEREAS, Company advises Executive to consult with a lawyer before signing this Release of Claims; and

WHEREAS, this Release of Claims shall be signed by Executive at least twenty-one (21) days after the Termination Date; and

WHEREAS, Executive acknowledges that the consideration provided for this Release of Claims is sufficient to support the release of claims; and

WHEREAS, Executive represents that he has not filed any charges, claims or lawsuits against Company involving any aspect of his employment which have not been terminated as of the date of this Release of Claims.

NOW, THEREFORE, Executive agrees as follows:

1.             Release of Claims. Executive and his heirs, assigns, and agents release, waive and discharge Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Termination Date.

(a)          The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other employee or fringe benefit, workers’ compensation or disability.

(b)         Executive represents that he understands the foregoing release, that rights and claims under ADEA are among the rights and claims against Company that he is releasing, and that he understands that he is not presently releasing any future rights or claims that might arise after the Termination Date.

(c)          Executive further agrees never to sue Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents or cause Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents to be sued regarding any matter within the scope of the above release. If Executive violates this Paragraph 1, Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

(e)          Nothing herein is intended to or shall in any manner release, diminish or impair Executive’s rights under the Agreement, and rights, if any, that Executive may have to: (i) indemnification or advancement of expenses under Company’s certificate of incorporation or bylaws, or Delaware law, and (ii) coverage under directors’ and officers’ liability insurance maintained by Company or its affiliates.

2.             Executive may revoke this Release of Claims in writing within seven (7) days of signing it by sending written notice of revocation to Company’s Executive Vice President, Human Resources.  This Release of Claims will not take effect until eighth day after it is delivered to Company, and only if the release is not revoked by Executive during the revocation period.

3.             Executive represents and warrants that, as of the date of this Release of Claims, he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim.  Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

By:
	Robert P. DeRodes	Date Signed